UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
       AMIES,     BARRY     E.
       14198 TAMARACK DRIVE
       VERNON,     BC    V1B 2E1
     CANADA
2. Issuer Name and Ticker or Trading Symbol
       CAN-CAL RESOURCES, LTD.
       CCRE
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
     JUNE 30, 2000
5. If Amendment, Date of Original (Month/Year)
     JULY 26, 2000
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
       VICE PRESIDENT
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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    $.001 Par Value Common |N/A   |    | |                  |   |           |153,535.5          |I (a) | By Amies Holding Ltd.     |
Stock                      |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
   N/A                |N/A     |N/A  |N/A |N|N/A N/A    |A,D|N/A  |N/A  |N/A         |N/A    |N/A    |N/A         |N/A|N/A         |
                      |        |     |    |/|           |   |     |     |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
This amendment is being filed to correct information previously report on a Form 4, dated July 26, 2000, which report sales of shares held by Amies
Holding Ltd. Although Amies Holding Ltd. sold shares of the issuer, the Reporting Person has no direct or indirect beneficial interest in the shares sold.
(a) Shares are held by Amies Holding Ltd., a private corporation of which the Reporting Person is a 25% owner and president. The spouse of the
Reporting Person owns 25% of the private corporation. As of the end of June 2000, Amies Holding Ltd. owned 282,071shares, however, the
Reporting has an indirect pecuniary interest in only 153,535.5 of the issuer's shares held by Amies Holding Ltd. Further, the Reporting Person exercises investment control over only 153,535.5 of the issuer's shares held by Amies Holding Ltd. Disposition of the remainder of the issuer's shares held by Amies Holding Ltd. is controlled by two adult children not living at the home of the Reporting Person. The Reporting Person disclaims benefical and pecuniary interest in the issuer's shares held by Amies Holding Ltd., which are controlled by his adult children.
SIGNATURE OF REPORTING PERSON
  /s/  BARRY E. AMIES
DATE
   March 27, 2001